Thermon Announces Senior Leadership Changes

AUSTIN, TX / ACCESSWIRE / April 3, 2024 -- Thermon Group Holdings, Inc. (NYSE: THR) (“Thermon” or the “Company”), a global leader in industrial process heating solutions, today announced that Kevin Fox, Senior Vice President and Chief Financial Officer of the Company, will be departing Thermon to pursue another opportunity, effective April 12, 2024. The Company has begun a search to consider both internal and external candidates for the Chief Financial Officer role.

During this transition period, Greg Lucas, Vice President and Corporate Controller, will assume the roles of principal financial officer and principal accounting officer of the Company. Mr. Lucas joined the Company in 2021 as Corporate Controller, and he will also continue to serve in this role during this interim period.

Bruce Thames, Thermon’s President and Chief Executive Officer, commented, “I have the utmost confidence in Greg’s expertise and ability to lead our finance group during this interim period. Greg has made numerous contributions to improve our financial reporting during his time with Thermon, and we are fortunate to have him as an essential member of our finance organization. We wish Kevin continued success in his new role.”

About Thermon

Through its global network, Thermon provides safe, reliable and mission critical industrial process heating solutions. Thermon specializes in providing complete flow assurance, process heating, temperature maintenance, freeze protection and environmental monitoring solutions. Thermon is headquartered in Austin, Texas. For more information, please visit www.thermon.com.

CONTACT:

Ivonne Salem, Vice President, FP&A and Investor Relations (512) 690-0600 | Investor.Relations@thermon.com